Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzon Pharmaceuticals, Inc. on Form S-1 to be filed on or about November 12, 2020 of our report dated February 19, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed February 19, 2020. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

November 12, 2020